Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2021 RESULTS

•Second quarter net income attributable to Rayonier of $57.2 million ($0.41 per share) on revenues of $291.4 million
•Second quarter pro forma net income of $31.0 million ($0.22 per share) on pro forma revenues of $240.7 million
•Second quarter operating income of $84.4 million, pro forma operating income of $52.5 million and Adjusted EBITDA of $95.3 million
•Year-to-date cash provided by operations of $164.6 million and cash available for distribution (CAD) of $110.8 million
WILDLIGHT, FL — August 4, 2021 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $57.2 million, or $0.41 per share, on revenues of $291.4 million. This compares to net income attributable to Rayonier of $1.7 million, or $0.01 per share, on revenues of $195.6 million in the prior year quarter.
The second quarter results included $30.3 million of income from a Large Disposition,1 partially offset by a $2.2 million loss from the termination of a cash flow hedge2 and $1.1 million of costs related to debt extinguishments and modifications.3 The prior year second quarter results included costs related to the merger with Pope Resources4 of $13.5 million.
Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests in the operating partnership,6 pro forma net income5 was $31.0 million, or $0.22 per share, on pro forma revenues of $240.7 million versus pro forma net income5 of $15.2 million, or $0.11 per share, on pro forma revenues of $189.8 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2021		June 30, 2020
	$	EPS	$	EPS

Revenues	$291.4		$195.6
Sales attributable to noncontrolling interest in Timber Funds	(14.7)		(5.8)
Large Dispositions[1]	(36.0)		—
Pro forma revenues[5]	$240.7		$189.8

Net income attributable to Rayonier	$57.2	$0.41	$1.7	$0.01
Loss from terminated cash flow hedge[2]	2.2	0.02	—	—
Costs related to debt extinguishments and modifications[3]	1.1	0.01	—	—
Costs related to the merger with Pope Resources[4]	—	—	13.5	0.10
Large Dispositions[1]	(30.3)	(0.21)	—	—
Pro forma net income adjustments attributable to noncontrolling Interests in the Operating Partnership[6]	0.8	—	—	—
Pro forma net income[5]	$31.0	$0.22	$15.2	$0.11

Second quarter operating income was $84.4 million versus $11.7 million in the prior year period. Adjusting for $30.3 million of income from a Large Disposition1 and $1.6 million of operating income attributable to noncontrolling interests in the Timber Funds segment, current quarter pro forma operating income5 was $52.5 million. Prior year second quarter operating income included costs related to the merger with Pope Resources4 of $13.5 million and an operating loss attributable to noncontrolling interests in the Timber Funds segment of
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

$2.0 million. Excluding these items, pro forma operating income5 was $27.2 million in the prior year period. Second quarter Adjusted EBITDA5 was $95.3 million versus $78.6 million in the prior year period. The following table summarizes operating income (loss), pro forma operating income (loss)5 and Adjusted EBITDA5 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2021	2020	2021	2020	2021	2020
Southern Timber	$17.0	$11.2	$17.0	$11.2	$30.6	$26.4
Pacific Northwest Timber	1.9	(6.7)	1.9	(6.7)	13.9	3.9
New Zealand Timber	20.7	5.0	20.7	5.0	27.7	9.9
Timber Funds	2.0	(1.9)	0.4	0.1	1.4	0.7
Real Estate	50.5	24.8	20.2	24.8	29.1	44.6
Trading	0.4	0.1	0.4	0.1	0.4	0.1
Corporate and Other	(8.0)	(20.9)	(8.0)	(7.4)	(7.7)	(7.0)
Total	$84.4	$11.7	$52.5	$27.2	$95.3	$78.6

Year-to-date cash provided by operating activities was $164.6 million versus $82.6 million in the prior year period. Year-to-date cash available for distribution (CAD)5 of $110.8 million increased $31.1 million versus the prior year period primarily due to higher Adjusted EBITDA5 ($39.1 million), partially offset by higher cash taxes paid ($6.0 million), higher cash interest paid ($0.9 million) and higher capital expenditures ($1.0 million).
“Our second quarter results reflect continued momentum across our businesses and a markedly improved operating environment compared to the prior year,” said David Nunes, President and CEO. “Adjusted EBITDA of $95.3 million was 21% higher than the prior year quarter, as favorable results in each of our timber segments more than offset lower Adjusted EBITDA in the Real Estate segment.”
“In Southern Timber, Adjusted EBITDA improved 16% versus the prior year quarter, as an increase in net stumpage prices more than offset lower harvest volumes. In Pacific Northwest Timber, Adjusted EBITDA more than tripled versus the prior year quarter due to a 30% increase in sawtimber prices, as well as higher volumes and more favorable variable costs following the acquisition of Pope Resources. New Zealand Timber Adjusted EBITDA more than doubled versus a prior year quarter that was severely impacted by COVID-19 related disruptions, with volumes increasing by 31% and export sawtimber prices increasing by 50% versus the prior year quarter. Notably, A-grade log export prices to China surpassed previous record highs; however, these price gains were partially offset by elevated shipping costs.”
“Real Estate results, excluding the gain on Large Dispositions, were below an exceptionally strong prior year quarter, as significantly higher per-acre prices in the current quarter were more than offset by a 61% reduction in acres sold. We were pleased to close significant transactions within both our Wildlight and Belfast Commerce Park development projects during the quarter. In our Rural category, a 6,154 acre sale in Georgia comprised the bulk of second quarter activity, as we continue to see strong rural demand trends. Large Dispositions consisted of a timberland sale in western Washington.”
Southern Timber
Second quarter sales of $49.3 million increased $2.5 million, or 5%, versus the prior year period. Harvest volumes decreased 4% to 1.47 million tons versus 1.54 million tons in the prior year period, as wet weather conditions impacted production. Average pine sawtimber stumpage prices increased 10% to $27.96 per ton versus $25.48 per ton in the prior year period, as strong domestic lumber markets and increased log export demand translated into favorable sawtimber pricing. Average pine pulpwood stumpage prices increased 14% to $18.22 per ton versus $15.94 per ton in the prior year period, driven by strong demand coupled with tighter supply due to wet weather conditions. Overall, weighted-average stumpage prices (including hardwood) increased 14% to $21.61 per ton versus $18.91 per ton in the prior year period. Operating income of $17.0
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

million increased $5.8 million versus the prior year period due to higher net stumpage prices ($4.0 million), lower leased land and other expenses ($1.0 million), lower depletion rates ($1.0 million) and higher non-timber income ($0.4 million), partially offset by lower volumes ($0.6 million).
Second quarter Adjusted EBITDA5 of $30.6 million was 16%, or $4.1 million, above the prior year period.
Pacific Northwest Timber
Second quarter sales of $35.3 million increased $9.2 million, or 35%, versus the prior year period. Harvest volumes increased 4% to 400,000 tons versus 385,000 tons in the prior year period, primarily due to incremental volume from the Pope Resources acquisition, which closed midway through the prior year period. Average delivered sawtimber prices increased 30% to $97.80 per ton versus $75.39 per ton in the prior year period, as favorable domestic lumber markets coupled with increased export demand drove higher log prices. Average delivered pulpwood prices decreased 21% to $29.02 per ton versus $36.92 per ton in the prior year period, as increased lumber production resulted in an increased supply of competing sawmill residuals. Operating income of $1.9 million improved $8.6 million versus the prior year period due to higher net stumpage prices ($7.9 million), lower costs ($0.9 million) and higher non-timber income ($0.8 million), partially offset by higher depletion rates ($1.0 million).
Second quarter Adjusted EBITDA5 of $13.9 million was 254%, or $10.0 million, above the prior year period.
New Zealand Timber
Second quarter sales of $80.6 million increased $38.8 million, or 93%, versus the prior year period, due to higher harvest volumes and log prices. Harvest volumes increased 31% to 692,000 tons versus 529,000 tons in the prior year period, driven by strong export and domestic demand versus a prior year period that was negatively impacted by COVID-19 related headwinds. Average delivered prices for export sawtimber increased 50% to $148.28 per ton versus $98.75 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 27% to $85.09 per ton versus $66.95 per ton in the prior year period. The increase in export sawtimber prices was driven primarily by stronger demand from China, as the prior year period was negatively impacted by COVID-19. Improved export pricing in the current year quarter was also due in part to the restriction on competing log imports into China from Australia. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the rise in the NZ$/US$ exchange rate (US$0.72 per NZ$1.00 versus US$0.62 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices improved 9% versus the prior year period, following the upward trend in the export market. Operating income of $20.7 million increased $15.7 million versus the prior year period as a result of higher net stumpage prices ($11.7 million), higher volumes ($3.1 million), favorable foreign exchange impacts ($2.1 million) and lower depletion rates ($0.4 million), partially offset by lower carbon credit sales ($0.9 million) and higher costs ($0.7 million).
Second quarter Adjusted EBITDA5 of $27.7 million was 179%, or $17.7 million, above the prior year period.
Timber Funds
Second quarter sales of $18.6 million increased $11.2 million, or 148%, versus the prior year period, due to higher log prices and harvest volumes. Harvest volumes increased 94% to 175,000 tons versus 90,000 tons in the prior year period, as the prior year period reflected results for only a portion of the quarter following the closing of the Pope Resources acquisition on May 8, 2020. Operating income of $2.0 million versus operating loss of $1.9 million in the prior year period was primarily driven by higher prices. Adjusting for the portion of the Timber Funds segment attributable to noncontrolling interests, pro forma sales5 of $3.9 million increased $2.2 million versus the prior year period, while pro forma operating income5 of $0.4 million increased $0.3 million versus the prior year period.
Second quarter Adjusted EBITDA5 of $1.4 million was $0.7 million above the prior year period.
Real Estate
Second quarter sales of $74.5 million increased $24.5 million versus the prior year period, while operating income of $50.5 million increased $25.7 million versus the prior year period. Second quarter sales and
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

operating income included $36.0 million and $30.3 million, respectively, from Large Dispositions.1 Excluding this item, pro forma sales5 were $38.5 million, while pro forma operating income5 was $20.2 million. Pro forma sales5 and pro forma operating income5 declined versus the prior year period due to a lower number of acres sold (8,014 acres sold versus 20,310 acres sold in the prior year period), partially offset by a 94% increase in weighted-average prices ($4,946 per acre versus $2,545 per acre in the prior year period).
Improved Development sales of $19.3 million included $11.5 million from the Wildlight development project north of Jacksonville, Florida and $7.9 million from the Belfast Commerce Park development project south of Savannah, Georgia. Sales in Wildlight consisted of a 130-acre sale for $9.1 million ($70,000 per acre) to a national homebuilder for the first phase of an active-adult community, as well as 36 residential lots for $2.3 million (an average of $65,000 per lot or $350,000 per acre). Due to post-closing obligations associated with the 130-acre active-adult sale, $5.3 million of revenue was deferred and will be recognized in future periods. Sales in the Belfast Commerce Park consisted of a 153-acre parcel for $7.9 million ($51,000 per acre). This compares to prior year period Improved Development sales of $6.4 million.
There were no Unimproved Development sales in the second quarter. This compares to prior year period sales of $8.4 million, which consisted of a 570-acre sale in St. Johns County, Florida for $14,780 per acre.
Rural sales of $20.3 million consisted of 7,725 acres at an average price of $2,627 per acre. This compares to prior year period sales of $27.2 million, which consisted of 7,710 acres at an average price of $3,532 per acre.
There were no Timberland & Non-Strategic sales in the second quarter. This compares to prior year period sales of $9.6 million, which consisted of 11,907 acres at an average price of $807 per acre.
Conservation Easement sales during the quarter were $3.9 million, which reflected a single transaction covering a property in Washington that was acquired in the merger with Pope Resources. There were no Conservation Easement sales in the prior year period. Since these transactions involve the conveyance of certain land use rights rather than an outright sale of the land, they are not reflected in our average per-acre metrics for the segment.
Second quarter Adjusted EBITDA5 of $29.1 million was $15.5 million below the prior year period.
Trading
Second quarter sales of $34.5 million increased $10.2 million versus the prior year period primarily due to higher prices, partially offset by lower volumes. Sales volumes decreased 9% to 243,000 tons versus 267,000 tons in the prior year period. Operating income of $0.4 million increased $0.3 million versus the prior year period.
Other Items
Second quarter corporate and other operating expenses of $8.0 million decreased $12.8 million versus the prior year period, which included $13.5 million of costs related to the Pope Resources merger.4 This positive variance was partially offset by higher overhead expenses.
Second quarter interest expense of $13.0 million increased $3.2 million versus the prior year period due to higher outstanding debt and a $2.2 million loss from the termination of a cash flow hedge2 related to the voluntary repayment of $100 million of term loans.
Second quarter income tax expense of $6.9 million increased $3.9 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
In September 2020, we established an at-the-market (ATM) equity offering program under which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million. There were 2.2 million shares issued under the ATM program during the three months ended June 30, 2021 at an average price of $36.79 per share.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Outlook
“Based on our solid first half results and our expectations for the balance of the year, we now anticipate full-year net income attributable to Rayonier of $98 to $106 million, EPS of $0.69 to $0.75, pro forma EPS of $0.51 to $0.57, and Adjusted EBITDA of $300 to $320 million,” said Nunes.
“In our Southern Timber segment, we now expect full-year harvest volumes of 5.9 to 6.1 million tons, as production has been constrained by regional weather conditions and trucking availability. We further expect that weighted average pricing will remain above prior year levels, driven by continued strong demand from domestic pulp and lumber mills, as well as improving export demand in select U.S. South markets. Overall, we expect full-year Adjusted EBITDA of $118 to $122 million, a modest increase from prior guidance.”
“In our Pacific Northwest Timber segment, we are maintaining our full-year volume guidance of 1.7 to 1.8 million tons along with our full-year Adjusted EBITDA guidance of $50 to $55 million. We expect pricing in the region will remain relatively stable as log demand across both the domestic and export markets remains favorable.”
“In our New Zealand Timber segment, we are maintaining our full-year volume guidance of 2.6 to 2.8 million tons. Given the robust start to 2021, we now expect full-year Adjusted EBITDA of $78 to $82 million. That said, we expect relatively lower export pricing over second half of the year, as log inventories in China have increased significantly in recent weeks. Further, we anticipate that shipping and demurrage costs will remain elevated.”
“In our Real Estate segment, we now expect full-year Adjusted EBITDA of $78 to $86 million. We expect a strong second half of the year in this segment given the healthy demand for residential and commercial properties within our real estate development projects, as well as continued strength in rural land sales activity.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 5, 2021 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Saturday, September 4, 2021 by dialing 866-485-0041 (domestic) or 203-369-1613 (international), passcode: 3999.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2“Loss from terminated cash flow hedge” is the mark to market loss recognized in earnings when the hedged cash flows will no longer occur.
3“Costs related to debt extinguishments and modifications” includes unamortized capitalized loan costs associated with repaid debt in addition to legal and arrangement fees associated with refinancing.
4“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
5Pro forma net income, Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
6“Pro forma net Income adjustments attributable to noncontrolling interests in the Operating Partnership” are the proportionate share of pro forma items that are attributable to Noncontrolling Interests in the Operating Partnership.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2021, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.74 million acres), U.S. Pacific Northwest (499,000 acres) and New Zealand (419,000
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

acres). The Company also acts as the managing member in a private equity timber fund business with one fund comprising approximately 31,000 acres. On a “look-through basis”, the Company’s ownership in the fund equates to approximately 6,000 acres. More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including the recent acquisition of Pope Resources, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2021 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
SALES	$291.4	$191.4	$195.6	$482.9	$454.8
Costs and Expenses
Cost of sales	(194.3)	(151.3)	(154.9)	(345.7)	(364.4)
Selling and general expenses	(14.7)	(14.0)	(12.5)	(28.7)	(22.6)
Other operating income (expense), net	2.0	2.4	(16.5)	4.4	(17.6)
OPERATING INCOME	84.4	28.5	11.7	112.9	50.2
Interest expense	(13.0)	(10.0)	(9.8)	(23.0)	(18.0)
Interest and other miscellaneous (expense) income, net	(1.1)	—	1.5	(1.1)	1.4
INCOME BEFORE INCOME TAXES	70.3	18.5	3.4	88.8	33.6
Income tax expense	(6.9)	(3.5)	(2.9)	(10.3)	(6.7)
NET INCOME	63.4	15.0	0.5	78.5	26.9
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(1.7)	(0.4)	(0.2)	(2.1)	(0.2)
Less: Net (income) loss attributable to noncontrolling interests in consolidated affiliates	(4.5)	(3.8)	1.4	(8.3)	0.9
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$57.2	$10.8	$1.7	$68.1	$27.6
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.41	$0.08	$0.01	$0.49	$0.21
Diluted earnings per share attributable to Rayonier Inc.	$0.41	$0.08	$0.01	$0.49	$0.21

Pro forma net income per share (a)	$0.22	$0.08	$0.11	$0.30	$0.11

Weighted Average Common Shares used for determining
Basic EPS	139,556,748	137,870,821	133,318,209	138,718,442	131,227,852
Diluted EPS (b)	144,056,229	142,558,797	135,957,026	143,312,018	132,652,538

(a) Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b) Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of June 30, 2021, there were 141,319,907 common shares and 4,272,327 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2021 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents (excluding Timber Funds)	$309.8	$80.5
Cash and cash equivalents (Timber Funds)	4.5	4.1
Assets held for sale	111.3	3.4
Other current assets	105.4	82.5
Timber and timberlands, net of depletion and amortization	3,135.5	3,262.1
Higher and better use timberlands and real estate development investments	103.6	108.5
Property, plant and equipment	42.5	42.6
Less - accumulated depreciation	(13.4)	(12.2)
Net property, plant and equipment	29.1	30.4
Restricted cash	0.7	3.0
Right-of-use assets	109.2	109.0
Other assets	50.2	45.2
	$3,959.3	$3,728.7
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt (excluding Timber Funds)	199.8	—
Other current liabilities	110.3	91.1
Long-term debt (excluding Timber Funds)	1,192.9	1,300.3
Long-term debt (Timber Funds)	59.8	60.2
Long-term lease liability	100.9	100.3
Other non-current liabilities	144.6	184.1
Noncontrolling interests in the Operating Partnership	153.5	130.1
Total Rayonier Inc. shareholders’ equity	1,609.4	1,474.1
Noncontrolling interests in consolidated affiliates	388.1	388.5
Total shareholders’ equity	1,997.5	1,862.6
	$3,959.3	$3,728.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2021 (unaudited)
(millions of dollars, except share information)

Common Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2021	137,678,822	$1,101.7	$446.3	($73.9)	$388.5	$1,862.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.2 million	1,107,814	36.7	—	—	—	36.7
Net income	—	—	11.2	—	3.8	15.0
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(0.4)	—	—	(0.4)
Dividends ($0.27 per share)	—	—	(37.5)	—	—	(37.5)
Issuance of shares under incentive stock plans	39,140	1.2	—	—	—	1.2
Stock-based compensation	—	2.1	—	—	—	2.1
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	0.7	0.7
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(11.9)	—	—	(11.9)
Other (a)	145,114	4.5	—	48.8	(11.9)	41.4
Balance, March 31, 2021	138,970,890	$1,146.2	$407.7	($25.1)	$381.1	$1,909.9
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.9 million	2,199,459	80.0	—	—	—	80.0
Net income	—	—	58.9	—	4.5	63.4
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(1.7)	—	—	(1.7)
Dividends ($0.27 per share)	—	—	(38.0)	—	—	(38.0)
Issuance of shares under incentive stock plans	185,544	3.3	—	—	—	3.3
Stock-based compensation	—	2.9	—	—	—	2.9
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	9.0	9.0
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(15.4)	—	—	(15.4)
Other (a)	(35,986)	(1.1)	—	(8.3)	(6.5)	(15.9)
Balance, June 30, 2021	141,319,907	$1,231.3	$411.5	($33.4)	$388.1	$1,997.5

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2020	129,331,069	$888.2	$583.0	($31.2)	$97.6	$1,537.6
Net income	—	—	25.9	—	0.5	26.4
Dividends ($0.27 per share)	—	—	(34.8)	—	—	(34.8)
Issuance of shares under incentive stock plans	2,407	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(152,223)	—	(3.2)	—	—	(3.2)
Other (a)	(14)	—	—	(116.1)	(11.8)	(127.9)
Balance, March 31, 2020	129,181,239	$889.8	$570.9	($147.3)	$86.3	$1,399.7
Issuance of shares in merger with Pope Resources	7,181,071	172.4	—	—	—	172.4
Net income (loss)	—	—	1.9	—	(1.4)	0.5
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.27 per share)	—	—	(37.0)	—	—	(37.0)
Issuance of shares under incentive stock plans	215,970	0.2	—	—	—	0.2
Stock-based compensation	—	2.7	—	—	—	2.7
Acquisition of noncontrolling interests in consolidated affiliates	—	—	—	—	372.3	372.3
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(3.9)	—	—	(3.9)
Other (a)	(66,168)	(1.6)	—	9.4	(0.5)	7.3
Balance, June 30, 2020	136,512,112	$1,063.5	$531.7	($137.9)	$456.7	$1,914.0

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, and distributions to noncontrolling interests in consolidated affiliates. The three and six months ended June 30, 2021 and the three months ended June 30, 2020 include the allocation of other comprehensive income to noncontrolling interests in the Operating Partnership, and the three and six months ended June 30, 2021 include the redemption of 6,439 and 156,573 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2021 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2021	2020
Cash provided by operating activities:
Net income	$78.5	$26.9
Depreciation, depletion and amortization	87.9	76.2
Non-cash cost of land and improved development	7.0	13.4
Stock-based incentive compensation expense	5.0	4.2
Deferred income taxes	7.3	9.2
Gain on large dispositions of timberlands	(30.3)	(28.7)
Other items to reconcile net income to cash provided by operating activities	7.8	(10.1)
Changes in working capital and other assets and liabilities	1.4	(8.5)
	164.6	82.6
Cash used for investing activities:
Capital expenditures	(32.2)	(29.4)
Real estate development investments	(6.3)	(3.6)
Purchase of timberlands	(51.9)	(24.2)
Net proceeds from large dispositions of timberlands	35.2	115.7
Net cash consideration for merger with Pope Resources	—	(231.1)
Other	6.1	1.8
	(49.1)	(170.8)
Cash provided by financing activities:
Net increase in debt	96.4	203.0
Dividends paid	(75.7)	(72.2)
Distributions to noncontrolling interests in the Operating Partnership	(2.3)	(1.2)
Proceeds from the issuance of common shares under incentive stock plan	4.5	0.1
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	110.7	—
Repurchase of common shares made under repurchase program	—	(3.2)
Distributions to noncontrolling interests in consolidated affiliates	(15.2)	(7.6)
Other	(6.4)	(4.0)
	112.0	114.9
Effect of exchange rate changes on cash and restricted cash	—	(1.4)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	227.5	25.3
Balance, beginning of year	87.5	70.0
Balance, end of period	$315.0	$95.3

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2021 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Sales
Southern Timber	$49.3	$51.7	$46.8	$101.0	$99.7
Pacific Northwest Timber	35.3	41.5	26.2	76.8	57.2
New Zealand Timber	80.6	57.6	41.8	138.1	79.3
Timber Funds	18.6	14.9	7.5	33.6	7.5
Real Estate	74.5	10.5	50.0	85.0	168.6
Trading	34.5	16.7	24.3	51.2	43.3
Intersegment Eliminations	(1.4)	(1.5)	(1.0)	(2.8)	(0.9)
Sales	$291.4	$191.4	$195.6	$482.9	$454.8

Pro forma sales (a)
Southern Timber	$49.3	$51.7	$46.8	$101.0	$99.7
Pacific Northwest Timber	35.3	41.5	26.2	76.8	57.2
New Zealand Timber	80.6	57.6	41.8	138.1	79.3
Timber Funds	3.9	3.0	1.7	6.9	1.7
Real Estate	38.5	10.5	50.0	49.0	52.6
Trading	34.5	16.7	24.3	51.2	43.3
Intersegment Eliminations	(1.4)	(1.5)	(1.0)	(2.8)	(0.9)
Pro forma sales	$240.7	$179.5	$189.8	$420.2	$332.9

Operating income (loss)
Southern Timber	$17.0	$17.3	$11.2	$34.3	$26.3
Pacific Northwest Timber	1.9	1.3	(6.7)	3.2	(7.6)
New Zealand Timber	20.7	14.0	5.0	34.7	10.4
Timber Funds	2.0	1.5	(1.9)	3.5	(1.9)
Real Estate	50.5	1.7	24.8	52.2	51.6
Trading	0.4	0.2	0.1	0.7	0.1
Corporate and Other	(8.0)	(7.6)	(20.9)	(15.6)	(28.6)
Operating income	$84.4	$28.5	$11.7	$112.9	$50.2

Pro forma operating income (loss) (a)
Southern Timber	$17.0	$17.3	$11.2	$34.3	$26.3
Pacific Northwest Timber	1.9	1.3	(6.7)	3.2	(7.6)
New Zealand Timber	20.7	14.0	5.0	34.7	10.4
Timber Funds	0.4	0.4	0.1	0.8	0.1
Real Estate	20.2	1.7	24.8	21.9	23.0
Trading	0.4	0.2	0.1	0.7	0.1
Corporate and Other	(8.0)	(7.6)	(7.4)	(15.6)	(12.7)
Pro forma operating income	$52.5	$27.4	$27.2	$79.9	$39.6

Adjusted EBITDA (a)
Southern Timber	$30.6	$31.7	$26.4	$62.3	$59.7
Pacific Northwest Timber	13.9	17.6	3.9	31.5	13.7
New Zealand Timber	27.7	21.2	9.9	48.9	20.1
Timber Funds	1.4	1.0	0.7	2.3	0.7
Real Estate	29.1	5.1	44.6	34.1	43.5
Trading	0.4	0.2	0.1	0.7	0.1
Corporate and Other	(7.7)	(7.3)	(7.0)	(15.1)	(12.0)
Adjusted EBITDA	$95.3	$69.5	$78.6	$164.7	$125.7
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2021 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2021	2020
Cash Provided by Operating Activities	$164.6	$82.6
Working capital and other balance sheet changes	(11.9)	11.4
Costs related to the merger with Pope Resources (a)	—	16.0
Cash Available for Distribution attributable to NCI in Timber Funds	(9.7)	(0.9)
Capital expenditures (b)	(32.2)	(29.4)
Cash Available for Distribution (c)	$110.8	$79.7

Net Income	$78.5	$26.9
Operating (income) loss attributable to NCI in Timber Funds	(2.7)	2.0
Interest, net attributable to NCI in Timber Funds	0.2	0.1
Net Income (Excluding NCI in Timber Funds)	$76.0	$29.0
Interest, net and miscellaneous income attributable to Rayonier	22.7	17.7
Income tax expense attributable to Rayonier	10.3	6.7
Depreciation, depletion and amortization attributable to Rayonier	77.9	72.6
Non-cash cost of land and improved development	7.0	13.4
Non-operating expense (income)	1.2	(1.1)
Costs related to the merger with Pope Resources (a)	—	16.0
Large Dispositions (d)	(30.3)	(28.7)
Adjusted EBITDA (e)	$164.7	$125.7
Cash interest paid attributable to Rayonier (f)	(17.1)	(16.1)
Cash taxes paid attributable to Rayonier	(7.1)	(1.1)
Capital expenditures attributable to Rayonier (b)	(29.7)	(28.8)
Cash Available for Distribution (c)	$110.8	$79.7

Cash Available for Distribution (c)	$110.8	$79.7
Real estate development investments	(6.3)	(3.6)
Cash Available for Distribution after real estate development investments	$104.6	$76.1

F

PRO FORMA SALES (g):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
June 30, 2021
Sales	$49.3	$35.3	$80.6	$18.6	$74.5	$34.5	($1.4)	$291.4
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(14.7)	—	—	—	(14.7)
Large Dispositions (d)	—	—	—	—	(36.0)	—	—	(36.0)
Pro forma sales	$49.3	$35.3	$80.6	$3.9	$38.5	$34.5	($1.4)	$240.7

March 31, 2021
Sales	$51.7	$41.5	$57.6	$14.9	$10.5	$16.7	($1.5)	$191.4
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(11.9)	—	—	—	(11.9)
Pro forma sales	$51.7	$41.5	$57.6	$3.0	$10.5	$16.7	($1.5)	$179.5

June 30, 2020
Sales	$46.8	$26.2	$41.8	$7.5	$50.0	$24.3	($1.0)	$195.6
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(5.8)	—	—	—	(5.8)
Pro forma sales	$46.8	$26.2	$41.8	$1.7	$50.0	$24.3	($1.0)	$189.8

PRO FORMA SALES (g):
Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
June 30, 2021
Sales	$101.0	$76.8	$138.1	$33.6	$85.0	$51.2	($2.8)	$482.9
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(26.7)	—	—	—	(26.7)
Large Dispositions (d)	—	—	—	—	(36.0)	—	—	(36.0)
Pro forma sales	$101.0	$76.8	$138.1	$6.9	$49.0	$51.2	($2.8)	$420.2

June 30, 2020
Sales	$99.7	$57.2	$79.3	$7.5	$168.6	$43.3	($0.9)	$454.8
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(5.8)	—	—	—	(5.8)
Large Disposition (d)	—	—	—	—	(116.0)	—	—	(116.0)
Pro forma sales	$99.7	$57.2	$79.3	$1.7	$52.6	$43.3	($0.9)	$332.9

PRO FORMA NET INCOME (h):
	Three Months Ended						Six Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$57.2	$0.41	$10.8	$0.08	$1.7	$0.01	$68.1	$0.49	$27.6	$0.21
Loss from terminated cash flow hedge (i)	2.2	0.02	—	—	—	—	2.2	0.02	—	—
Costs related to debt extinguishments and modifications (j)	1.1	0.01	—	—	—	—	1.1	0.01	—	—
Cost related to the merger with Pope Resources (a)	—	—	—	—	13.5	0.10	—	—	16.0	0.12
Large Dispositions (d)	(30.3)	(0.21)	—	—	—	—	(30.3)	(0.21)	(28.7)	(0.22)
Pro forma net income adjustments attributable to noncontrolling interests in the Operating Partnership (k)	0.8	—	—	—	—	—	0.8	—	—	—
Pro Forma Net Income	$31.0	$0.22	$10.8	$0.08	$15.2	$0.11	$41.8	$0.30	$14.9	$0.11

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (e) (l):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
June 30, 2021
Operating income (loss)	$17.0	$1.9	$20.7	$2.0	$50.5	$0.4	($8.0)	$84.4
Operating income attributable to NCI in Timber Funds	—	—	—	(1.6)	—	—	—	(1.6)
Large Dispositions (d)	—	—	—	—	(30.3)	—	—	(30.3)
Pro forma operating income (loss)	$17.0	$1.9	$20.7	$0.4	$20.2	$0.4	($8.0)	$52.5
Depreciation, depletion and amortization	13.6	12.0	7.0	1.0	3.7	—	0.3	37.6
Non-cash cost of land and improved development	—	—	—	—	5.2	—	—	5.2
Adjusted EBITDA	$30.6	$13.9	$27.7	$1.4	$29.1	$0.4	($7.7)	$95.3

March 31, 2021
Operating income (loss)	$17.3	$1.3	$14.0	$1.5	$1.7	$0.2	($7.6)	$28.5
Operating income attributable to NCI in Timber Funds	—	—	—	(1.1)	—	—	—	(1.1)
Pro forma operating income (loss)	$17.3	$1.3	$14.0	$0.4	$1.7	$0.2	($7.6)	$27.4
Depreciation, depletion and amortization	14.4	16.3	7.2	0.6	1.6	—	0.3	40.3
Non-cash cost of land and improved development	—	—	—	—	1.8	—	—	1.8
Adjusted EBITDA	$31.7	$17.6	$21.2	$1.0	$5.1	$0.2	($7.3)	$69.5

June 30, 2020
Operating income (loss)	$11.2	($6.7)	$5.0	($1.9)	$24.8	$0.1	($20.9)	$11.7
Operating loss attributable to NCI in Timber Funds	—	—	—	2.0	—	—	—	2.0
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	13.5	13.5
Pro forma operating income (loss)	$11.2	($6.7)	$5.0	$0.1	$24.8	$0.1	($7.4)	$27.2
Depreciation, depletion and amortization	15.2	10.6	4.9	0.5	6.7	—	0.3	38.3
Non-cash cost of land and improved development	—	—	—	—	13.0	—	—	13.0
Adjusted EBITDA	$26.4	$3.9	$9.9	$0.7	$44.6	$0.1	($7.0)	$78.6

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (e) (l):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
June 30, 2021
Operating income (loss)	$34.3	$3.2	$34.7	$3.5	$52.2	$0.7	($15.6)	$112.9
Operating income attributable to NCI in Timber Funds	—	—	—	(2.7)	—	—	—	(2.7)
Large Dispositions (d)	—	—	—	—	(30.3)	—	—	(30.3)
Pro forma operating income (loss)	$34.3	$3.2	$34.7	$0.8	$21.9	$0.7	($15.6)	$79.9
Depreciation, depletion and amortization	27.9	28.3	14.2	1.6	5.3	—	0.6	77.9
Non-cash cost of land and improved development	—	—	—	—	7.0	—	—	7.0
Adjusted EBITDA	$62.3	$31.5	$48.9	$2.3	$34.1	$0.7	($15.1)	$164.7

June 30, 2020
Operating income (loss)	$26.3	($7.6)	$10.4	($1.9)	$51.6	$0.1	($28.6)	$50.2
Operating loss attributable to NCI in Timber Funds	—	—	—	2.0	—	—	—	2.0
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	16.0	16.0
Large Dispositions (d)	—	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss)	$26.3	($7.6)	$10.4	$0.1	$23.0	$0.1	($12.7)	$39.6
Depreciation, depletion and amortization	33.4	21.3	9.7	0.5	7.1	—	0.6	72.6
Non-cash cost of land and improved development	—	—	—	—	13.4	—	—	13.4
Adjusted EBITDA	$59.7	$13.7	$20.1	$0.7	$43.5	$0.1	($12.0)	$125.7

(a)“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
(b)Capital expenditures exclude timberland acquisitions of $51.9 million and $24.2 million during the six months ended June 30, 2021 and June 30, 2020, respectively. The six months ended June 30, 2020 also exclude the Pope Resources acquisition.
F

(c)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interests in Timber Funds, and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to Operating Partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In June 2021, the Company completed a disposition of approximately 9,000 acres located in Washington for a sales price and gain of approximately $36.0 million and $30.3 million, respectively. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(e)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(f)Cash interest paid is presented net of patronage refunds received of $6.5 million and $4.3 million during the six months ended June 30, 2021 and June 30, 2020, respectively, excluding patronage refunds attributable to noncontrolling interest in Timber Funds.
(g)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions and sales attributable to the noncontrolling interest in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(h)Pro forma net income is defined as net income (loss) attributable to Rayonier Inc. adjusted for its proportionate share of costs related to the merger with Pope Resources, losses from a terminated cash flow hedge, costs related to debt extinguishments and modifications and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(i)“Loss from terminated cash flow hedge” is the mark to market loss recognized in earnings when the hedged cash flows will no longer occur.
(j)“Costs related to debt extinguishments and modifications” includes unamortized capitalized loan costs associated with repaid debt in addition to legal and arrangement fees associated with refinancing.
(k)“Pro Forma net income adjustments attributable to noncontrolling interests in the Operating Partnership” are the proportionate share of pro forma items that are attributable to noncontrolling interests in the Operating Partnership.
(l)Pro forma operating income (loss) is defined as operating income (loss) adjusted for operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2021 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	Prior 2021 Guidance			Revised 2021 Guidance			Year-to-Date Results
Net Income to Adjusted EBITDA Reconciliation
Net income	$44.0	-	$57.5	$109.5	-	$118.5	$78.5
Less: Net income attributable to noncontrolling interest	(6.0)	-	(6.5)	(7.0)	-	(7.5)	(5.8)
Less: Net loss (income) attributable to noncontrolling interest in Timber Funds	7.0	-	7.0	(2.0)	-	(2.0)	(2.5)
Less: Net income attributable to noncontrolling interest in Operating Partnership	(1.5)	-	(2.0)	(3.0)	-	(3.5)	(2.1)
Net income attributable to Rayonier Inc.	$43.5	-	$56.0	$97.5	-	$105.5	$68.1
Add: Loss from terminated cash flow hedges (b)	—	-	—	2.2	-	2.2	2.2
Add: Costs related to debt extinguishments and modifications (c)	—	-	—	1.1	-	1.1	1.1
Less: Large Dispositions (d)	—	-	—	(30.3)	-	(30.3)	(30.3)
Add: Pro forma net income adjustments attributable to noncontrolling interests in the Operating Partnership (e)	—	-	—	0.8	-	0.8	0.8
Pro Forma Net Income (f)	$43.5	-	$56.0	$71.3	-	$79.3	$41.8

Interest, net	42.0	-	43.0	43.5	-	44.0	20.5
Income tax expense	12.5	-	13.0	14.0	-	15.0	10.3
Depreciation, depletion and amortization	157.5	-	166.5	147.5	-	154.0	77.9
Non-cash cost of land and improved development	22.0	-	28.0	14.5	-	17.5	7.0
Non-operating income	—	-	—	—	-	—	0.1
Net income attributable to noncontrolling interest	6.0	-	6.5	7.0	-	7.5	5.8
Pro forma net income attributable to noncontrolling interest in Operating Partnership	1.5	-	2.0	2.2	-	2.7	1.3
Adjusted EBITDA	$285.0	-	$315.0	$300.0	-	$320.0	$164.7

Diluted Earnings per Share	$0.32	-	$0.41	$0.69	-	$0.75	$0.49
Pro forma Diluted Earnings per Share	$0.32	-	$0.41	$0.51	-	$0.57	$0.30

(a)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating loss attributable to noncontrolling interest in Timber Funds and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(b)“Loss from terminated cash flow hedge” is the mark to market loss recognized in earnings when the hedged cash flows will no longer occur.
(c)“Costs related to debt extinguishments and modifications” includes unamortized capitalized loan costs associated with repaid debt in addition to legal and arrangement fees associated with refinancing.
(d)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
(e)“Pro forma net income adjustments attributable to noncontrolling interests in the Operating Partnership” are the proportionate share of pro forma items that are attributable to noncontrolling interests in the Operating Partnership.
(f)Pro forma net income is defined as net income (loss) attributable to Rayonier Inc. adjusted for its proportionate share of losses from terminated cash flow hedges, costs related to debt extinguishments and modifications and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
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